Exhibit 12.1

SAFEWAY INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)
(Unaudited)

	36 Weeks		Fiscal Year

	Sept. 7,	Sept. 8,
	2002	2001	2001	2000	1999	1998	1997

Income before income taxes, extraordinary loss and cumulative effect of accounting change	$1,470.2	$1,504.3	$2,095.0	$1,866.5	$1,674.0	$1,396.9	$1,076.3
Add interest expense	291.5	316.1	446.9	457.2	362.2	235.0	241.2
Add interest on rental expense(a)	167.7	151.4	242.4	218.7	183.0	108.2	88.5
Less equity in earnings of unconsolidated affiliates	(9.9)	(15.3)	(20.2)	(31.2)	(34.5)	(28.5)	(34.9)
(Less) add minority interest in subsidiary	(2.4)	—	—	1.1	5.9	5.1	4.4

Earnings	$1,917.1	$1,956.5	$2,764.1	$2,512.3	$2,190.6	$1,716.7	$1,375.5

Interest expense	$291.5	$316.1	$446.9	$457.2	$362.2	$235.0	$241.2
Add capitalized interest	21.8	15.7	25.7	17.0	9.3	8.5	5.7
Add interest on rental expense(a)	167.7	151.4	242.4	218.7	183.0	108.2	88.5

Fixed charges	$481.0	$483.2	$715.0	$692.9	$554.5	$351.7	$335.4

Ratio of earnings to fixed charges	3.99	4.05	3.87	3.63	3.95	4.88	4.10

(a)	Based on a 10% discount factor on the estimated present value of future operating lease payments.